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                                                                    EXHIBIT 2(p)



                       CHARTWELL INVESTMENT PARTNERS, L.P.
                         1235 Westlakes Drive, Suite 330
                              Berwyn, PA 19312-2412



                                  June 18, 1998


Chartwell Dividend and Income
  Fund, Inc.
c/o PFPC Inc.
400 Bellevue Parkway
Wilmington, DE  19809

            Re:  Subscription Agreement

Ladies/Gentlemen:


                  The undersigned (the "Purchaser") hereby subscribes for 6,667 shares of Common Stock (the "Securities") of Chartwell Dividend and Income Fund, Inc. (the "Corporation") at a price of $15 per share payable by delivery of $100,005 in cash to the Corporation. The Purchaser is acquiring the Securities solely for its own account and not with a view to their distribution within the meaning of the Securities Act of 1933 and the Rules and Regulations thereunder (collectively, the "Act").


            The Purchaser represents that its present and anticipated financial position permits it to purchase the Securities and to hold such Securities indefinitely for investment purposes.

            The Purchaser acknowledges that:

            (a) the Securities are not registered under the Act or under any applicable state securities law and must be held indefinitely unless they are subsequently so registered or unless an exemption from such registration is available; and
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            (b)   each certificate representing the Securities will bear the following legend, or one similar thereto, drawing attention to the restrictions on its transferability:


                  The securities evidenced by this certificate have not been registered under the Securities Act of 1933 or under any applicable state securities law, and may not be transferred except upon delivery to the Corporation of an opinion of counsel satisfactory in form and substance to it that such transfer will not violate the Securities Act of 1933, as amended, or any applicable state securities law.


                                       CHARTWELL INVESTMENT PARTNERS, L.P.




                                       By: /s/ Timothy J. Riddle
                                           _______________________________
                                           Name:  Timothy J. Riddle
                                           Title: Partner



Receipt Acknowledged:
CHARTWELL DIVIDEND AND INCOME FUND, INC.



By: /s/  Winthrop S. Jessup
   _______________________________
    Name:  Winthrop S. Jessup
    Title: Chairman
    Date:  June 18, 1998